Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

BigBear.ai Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share(2)	Aggregate Offering Amount x Fee Rate	14,800,000	$2.005(3)	$29,674,000	0.00014760	$4,379.88

Fees Previously Paid		$0.00

Total Offering Amounts		$4,379.88

Total Fees Previously Paid		$0.00

Total Fee Offsets:		$0.00

Net Fee Due		$4,379.88

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)

Represents shares of common stock, par value $0.0001 per share (“Common Stock”), registered for resale by the Selling Stockholder issuable upon the full exercise of the Common Stock purchase warrants issued on (i) February 28, 2024, consisting of 5,800,000 shares of Common Stock and (ii) March 5, 2024, consisting of 9,000,000 shares of Common Stock.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $2.005, based on the average of the high and low sales prices of the Common Stock as reported by The New York Stock Exchange on March 22, 2024.